Exhibit 4.9

GTX, INC.

WARRANT AMENDMENT AGREEMENT

THIS WARRANT AMENDMENT AGREEMENT (the “Amendment”) is made effective as of March 25, 2016, by and among GTX, INC., a Delaware corporation (the “Company”), and the undersigned Holder.

RECITALS

WHEREAS, on November 14, 2014, the Company issued to the undersigned Holder a warrant to purchase          shares of the common stock, par value $0.001 per share (“Common Stock”), of the Company (Warrant No.           ) (the “Warrant”).

WHEREAS, pursuant to Section 11(b) of the Warrant, in the event of a Fundamental Transaction that constitutes a Change of Control and such Change of Control occurs on or before December 31, 2016, then the undersigned Holder is entitled to surrender the Warrant at any time following the consummation of such Change of Control in exchange for a cash payment determined in accordance with Section 11(b) of the Warrant (the “Put Right Provision”).

WHEREAS, each of the undersigned Holder and the Company acknowledge and agree that circumstances arising following the issuance of the Warrant relating to the continued listing of the Common Stock on The NASDAQ Capital Market make it desirous for both the Company and the undersigned Holder to enter into this Amendment, the effect of which will be to irrevocably remove the Put Right Provision from the Warrant, and that as a result of the anticipated benefits accruing to each of the Company and the undersigned Holder (including in the undersigned Holder’s capacity as a stockholder of the Company) that result from the removal of the Put Right Provision from the Warrant, each of the Company and the undersigned Holder desire to enter into this Amendment for the purpose of amending the Warrant, all as set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby expressly acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             DEFINITIONS.  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant.

2.             AMENDMENTS.

2.1          Section 7(c).  Section 7(c) of the Warrant is hereby amended and restated to read in full as follows:

“(c)         The Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Cash Settlement Payment or certificates representing shares of Common Stock upon exercise of the Warrant, as applicable, in each case as required pursuant to the terms hereof; provided, however, that under no circumstances shall the Company be required to settle any exercises of this Warrant by cash payment or to otherwise “net cash settle” this Warrant.”

2.2          Section 11(b).  Section 11(b) of the Warrant is hereby amended and restated to read in full as follows:

“(b)         Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or a series of related transactions, (A) effects any merger, consolidation or reorganization or other similar transaction or a series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 50% of the combined voting power of the voting securities of or economic interests in the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation or reorganization, (B) effects any sale, lease, license, assignment, transfer, conveyance, distribution or other disposition of all or substantially all of its assets, (C) effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (except for issuances by reclassification contemplated by Section 11(a)(iv)), or (D) consummates a stock or share purchase agreement or other business combination (including a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) whereby such other Person or “group” acquires more than 50% of the voting power of or economic interests in the then outstanding shares of capital stock of the Company (after giving effect to such transaction), or (ii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person or group of Persons) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property (each transaction or series of transactions referred to in clause (i) or (ii) above, a “Fundamental Transaction”); then, the Company shall ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified, and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as the Holder would have been entitled to receive upon the occurrence of such Fundamental Transaction as if the Holder had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares immediately theretofore issuable upon exercise of this Warrant.

Moreover, appropriate provision shall be made with respect to the rights and interests of each Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any such shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof the successor corporation resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors to be satisfactory in form and substance, the obligation to deliver to the Holder, at the last address of such Holder appearing on the books of the Company, such shares of stock, securities or assets, as, in accordance with the foregoing provisions, the Holder may be entitled to purchase upon exercise of this Warrant, and the other obligations under this Warrant. The provisions of this Section 11(b) shall similarly apply to successive Fundamental Transactions.”

2.3          Attachment C.   Attachment C to the Warrant is hereby removed from the Warrant in its entirety and shall cease to have any further force or effect.

3.             MISCELLANEOUS.

3.1          Full Power and Authority.  The undersigned Holder represents and warrants to the Company that (i) such Holder has the full right, power and authority to execute and deliver this Amendment, and (ii) this Amendment has been duly executed and delivered by such Holder and constitutes the legal, valid and binding obligation of such Holder enforceable in accordance with its terms, except (A) as such enforcement is limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and (B) for limitations imposed by general principles of equity. The undersigned Holder further represents and warrants to the Company that the undersigned Holder has not sold, transferred or assigned the Warrant (or any portion thereof) to any other person or entity on or prior to the date hereof.

3.2          Holder’s Further Acknowledgement. The Holder acknowledges and understands that the removal of the Put Right Provision from the Warrant effected by this Amendment results in the Warrant becoming less valuable to the Holder, and that the Holder has expressly determined to forego the potential economic benefits of the Put Right Provision in exchange for the anticipated benefits accruing to the Company and the undersigned Holder (including in the undersigned Holder’s capacity as a stockholder of the Company) that result from the removal of the Put Right Provision from the Warrant.

3.3          Effect of Agreement.  Except as modified by the terms of this Amendment, the terms and provisions of the Warrant shall remain in full force and effect.  Other than as stated in this Amendment, this Amendment shall not operate as a waiver of any condition or obligation imposed on the parties under the Warrant. In the event of any conflict, inconsistency, or incongruity between any provision of this Amendment and any provision of the Warrant, the provisions of this Amendment shall govern and control. This Amendment shall not be changed or modified orally, but only by an instrument in writing signed by the parties hereto.

3.4          Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.

3.5          Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, transferees, assigns, heirs, executors and administrators of the parties hereto, and shall be enforceable by the Company and the Holder.

3.6          Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this WARRANT AMENDMENT AGREEMENT effective as of the date first above written.

COMPANY:

GTX, INC.

By:
Name:	Henry P. Doggrell
Title:	Vice President, Chief Legal Officer and Secretary

HOLDER:

SIGNATURE PAGE TO WARRANT AMENDMENT AGREEMENT